Exhibit 99.1

IPC Media Contact: Scott Public Relations Elaine Murphy 818.610.0270 elaine@scottpublicrelations.com	IPC Investor Contact: PondelWilkinson Evan Pondel 310.279.5980 epondel@pondel.com

IPC The Hospitalist Company Signs Definitive Agreements

With East Coast Post-Acute Care Practice

Enters New York Metro Market, Expands Presence

in Connecticut and Massachusetts

North Hollywood, Calif., October 24, 2013 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospitalist physician practice company, announced today that it has signed definitive agreements to acquire the assets of four affiliated entities: Park Avenue Health Care Management, LLC; Park Avenue Medical Associates, PC; Park Avenue Medical Associates, LLC; and Geriatric Services, PC (collectively, “Park Avenue”). With Park Avenue’s headquarters in White Plains, New York, the transaction once completed will represent a new market for IPC in the New York metropolitan area, as well as an expansion of IPC’s existing operations in Connecticut and Massachusetts.

Founded nearly 30 years ago, Park Avenue provides physician, nurse practitioner and other medical services to skilled nursing, assisted living, and long-term care facilities. Physician co-owners Joel Blass, M.D., Mitchel Kaplan, M.D., Daniel Sussman, M.D. and Mitchell Wolfson, M.D. will all continue with IPC in a variety of clinical roles. Co-owner Brad Markowitz will remain in a management capacity as a Regional Executive Director for IPC.

R. Jeffrey Taylor, IPC’s President and COO, said, “Park Avenue has built an outstanding organization of post-acute care providers and we are excited to have them in the IPC family. This transaction represents a significant expansion of our company’s presence in post-acute care. This is an opportunity to enter another large metropolitan market, while furthering our penetration in both Connecticut and Massachusetts. We believe this acquisition will create additional growth opportunities for us in both acute care and post-acute care in the northeast corridor.”

Commenting on the transaction, Mr. Markowitz stated, “After evaluating our options it became clear that IPC is the most logical fit in order to ensure that we provide high quality care to our patients. We believe that IPC has built the most advanced infrastructure and support services of any practice in post-acute care, so the potential synergies are compelling. Post-acute care providers face many challenges in the era of healthcare reform, and IPC’s leadership will help to ensure the stability and the growth prospects for our practice going forward.”

Subject to completion of due diligence and other customary closing conditions, the transaction is scheduled to close in December of this year. IPC’s combined incremental volume from this transaction is estimated at approximately 375,000 patient encounters on an annualized basis.

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice in over 350 hospitals and 800 post-acute care facilities in 28 states. The Company offers its 1,500 clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

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